Exhibit 1

JOINT FILING AGREEMENT

The undersigned and each other person executing this joint filing agreement (this "Agreement") agree as follows:

(i)   The undersigned and each other person executing this Agreement are individually eligible to use the Schedule 13D or Schedule 13G in accordance with the Securities Exchange Act of 1934 and the regulations promulgated thereunder is attached and such schedule is filed on behalf of the undersigned and each other person executing this Agreement; and

(ii)  The undersigned and each other person executing this Agreement are responsible for the timely filing of such Schedule 13D or Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained herein; provided, however, that none of the undersigned or any other person executing this Agreement is responsible for the completeness or accuracy of the information statement concerning any other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

This Agreement may be executed, in any number of counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.

DATED: December 11, 2003	PAULSON CAPITAL CORPORATION

/S/ CHESTER L.F. PAULSON

	By:	Chester L.F. Paulson
	Its:	Chairman of the Board

PAULSON INVESTMENT COMPANY, INC.

/S/ CHESTER L.F. PAULSON

	By:	Chester L.F. Paulson
	Its:	Chairman of the Board

/S/ CHESTER L.F. PAULSON
	By:	Chester L.F. Paulson, an individual

/S/ JACQUELINE M. PAULSON

	By:	Jacqueline M. Paulson, an individual